MERGER AGREEMENT

                                      among

                       Gentle Dental Service Corporation,
                            a Washington corporation,

                        Gentle Dental Merger Corporation,
                            a California corporation,

                         Dedicated Dental Systems, Inc.
                            a California corporation,

                                       and

                               The Shareholders of
                         Dedicated Dental Systems, Inc.



                            Dated September 21, 1997

                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I    The Merger.....................................................   2

             1.01     The Merger............................................   2
             1.02     Effect of Merger......................................   2
             1.03     Conversion of Shares..................................   2
             1.04     Surrender and Cancellation of Certificates............   4
             1.05     Escrow Shares.........................................   4
             1.06     Closing...............................................   5
             1.07     Subsequent Actions....................................   5

ARTICLE II   Covenant Not to Compete........................................   5

             2.01     Covenant Not to Compete...............................   5
             2.02     Remedies..............................................   6
             2.03     Scope of Covenant.....................................   6

ARTICLE III  Representations and Warranties of GDSC.........................   6

             3.01     Authorization.........................................   6
             3.02     Capitalization........................................   7
             3.03     Compliance............................................   7
             3.04     Consents..............................................   7
             3.05     Accuracy of Representations & Warranties..............   7
             3.06     GD Merger.............................................   7
             3.07     Employment Matters....................................   8
             3.08     Financial Statements..................................   9
             3.09     Absence of Certain Changes or Events..................   9
             3.10     Title and Condition of Tangible Assets................   9
             3.11     Insurance.............................................  10
             3.12     Taxes.................................................  10
             3.13     Certain Interests.....................................  11
             3.14     No Restrictions.......................................  11
             3.15     Permits and Licenses..................................  11
             3.16     Environmental Conditions..............................  11
             3.17     Records...............................................  12
             3.18     Reliance..............................................  12

ARTICLE IV   Individual Representations and Warranties of Shareholders......  12

             4.01     Title to the DDS Common Stock.........................  12
             4.02     Authority.............................................  12
             4.03     Investment Representations............................  12
             4.04     No Plan to Sell.......................................  13
             4.05     Tax Advice............................................  13
             4.06     Access to Information.................................  13
             4.07     Sophistication........................................  13

                                                                            Page

             4.08     Accredited Investor...................................  13

ARTICLE V    Representations and Warranties of DDS and Shareholders.........  14

             5.01     Corporate Existence...................................  14
             5.02     Capitalization........................................  14
             5.03     Authority.............................................  14
             5.04     No Adverse Consequences...............................  14
             5.05     Brokers and Finders; Attorneys........................  15
             5.06     Litigation............................................  15
             5.07     Compliance with Laws..................................  15
             5.08     Employment Matters....................................  15
             5.09     Financial Statements..................................  17
             5.10     Receivables...........................................  17
             5.11     Prepaid Expenses and Other............................  17
             5.12     Personal Property.....................................  17
             5.13     Payables..............................................  17
             5.14     Indebtedness..........................................  17
             5.15     Undisclosed Liabilities...............................  17
             5.16     Absence of Certain Changes or Events..................  17
             5.17     Leases................................................  18
             5.18     Certain Contracts and Arrangements....................  18
             5.19     Status of Contracts and Leases........................  18
             5.20     Title and Condition of Tangible Assets................  19
             5.21     Insurance.............................................  19
             5.22     Taxes.................................................  20
             5.23     Certain Interests.....................................  20
             5.24     No Restrictions.......................................  20
             5.25     Permits and Licenses..................................  21
             5.26     Certain Payments......................................  21
             5.27     Environmental Conditions..............................  21
             5.28     Consents and Approvals................................  21
             5.29     Records...............................................  21
             5.30     Bank Accounts.........................................  21
             5.31     Compliance with the Knox-Keene Act....................  21
             5.32     Reliance..............................................  22
             5.33     Accuracy of Representations and Warranties............  22

ARTICLE VI   Covenants of DDS and Shareholders..............................  22

             6.01     Access to Properties, Books and Records...............  22
             6.02     Negative Covenants....................................  22
             6.03     Affirmative Covenants.................................  24
             6.04     No Negotiations With Others...........................  25
             6.05     401(k) Plan...........................................  25
             6.06     Profit Purchase Agreement.............................  25
             6.07     Restrictions on Sale of Shares of GDSC Common Stock...  25

                                                                            Page

ARTICLE VII  Covenants of GDSC..............................................  26

             7.01     Board Seat............................................  26
             7.02     Registration Rights...................................  26

ARTICLE VIII Joint Covenants................................................  30

             8.01     Governmental Consents.................................  30
             8.02     Best Efforts; No Inconsistent Action..................  30

ARTICLE IX   Conditions to Obligations of GDSC..............................  31

             9.01     Governmental Approvals................................  31
             9.02     Consents..............................................  31
             9.03     Representations, Warranties and Covenants.............  31
             9.04     Adverse Proceedings...................................  31
             9.05     No Adverse Change.....................................  31
             9.06     New Leases............................................  32
             9.07     Opinion of Counsel....................................  32
             9.08     Closing of the Transactions...........................  32
             9.09     Fairness Opinion......................................  32
             9.10     Actions Satisfactory to GDSC's Counsel................  32

ARTICLE X    Conditions to Obligations of DDS and Shareholders..............  33

             10.01    Representations, Warranties and Covenants.............  32
             10.02    Adverse Proceedings...................................  33
             10.03    Opinion of Counsel....................................  33
             10.04    Actions Satisfactory to DDS's Counsel.................  33

ARTICLE XI   Termination...                                                   34

             11.01    Right of Parties to Terminate.........................  33
             11.02    Effect of Termination.................................  34

ARTICLE XII  Survival; Indemnification......................................  34

             12.01    Survival..............................................  34
             12.02    Indemnification by Shareholder........................  34
             12.03    Indemnification by GDSC...............................  35
             12.04    Indemnification Procedure.............................  35
             12.05    Limitation on Indemnification Obligations.............  36
             12.06    Adjustment of Merger Consideration....................  37
             12.07    Rights Not Exclusive..................................  37

ARTICLE XIII Confidentiality; Press Releases................................  37

             13.01    Confidentiality.......................................  37

                                                                            Page

             13.02    Press Releases........................................  38

ARTICLE XIV  Other Provisions...............................................  38

             14.01    Benefit and Assignment................................  38
             14.02    Entire Agreement......................................  38
             14.03    Fees and Expenses.....................................  38
             14.04    Amendment, Waiver, etc................................  38
             14.05    Headings..............................................  38
             14.06    Governing Law.........................................  39
             14.07    Notices...............................................  39
             14.08    Breach; Equitable Relief..............................  39
             14.09    Attorneys' Fees.......................................  39
             14.10    Counterparts..........................................  40

                             INDEX OF DEFINED TERMS

Term                                                   Location of Definition

1933 Act...........................................    4.03
401(k) Plan........................................    6.05
Acquisition Agreements.............................    1.05-2
CCC................................................    1.02-1
Closing............................................    1.06
Closing Date.......................................    1.06
Code...............................................    1.01
Contracts..........................................    5.18
Current Balance Sheet..............................    5.09-1
Damages............................................    12.02-1
DDS................................................    Introduction
DDS Common Stock...................................    1.01
Dental Practices...................................    Introduction
Dentist-owned Practices............................    1.05-2
DPM................................................    1.05-2
Effective Time.....................................    1.01
ERISA..............................................    3.07-2
ERISA Plans........................................    5.08-2
Environmental Law..................................    3.16-2(a)
Escrow Shares......................................    1.05
Financial Statements...............................    5.09-1
GD Merger..........................................    Introduction
GDSC...............................................    Introduction
GDSC Common Stock..................................    1.01
GDSC Current Balance Sheet.........................    3.08-1
GDSC ERISA Plans...................................    3.07-2
GDSC Financial Statements..........................    3.08-1
GDSC Material Adverse Change.......................    Article III Introduction
GDSC Material Effect...............................    Article III Introduction
GDSC Permits.......................................    3.15
GDSC Policies......................................    3.11
GDSC Returns.......................................    3.12
GDSC's Indemnified Persons.........................    12.02-1
Hazardous Substance................................    3.16-2(b)
Knox-Keene Act.....................................    Introduction
Leases.............................................    5.17
Material Adverse Change............................    Article V Introduction
Material Adverse Effect............................    Article V Introduction
Merger.............................................    1.01
Merger Consideration...............................    1.03-1
Net Current Assets.................................    1.03-2
Permits............................................    5.25
Plan...............................................    Introduction

Policies...........................................    5.21
Real Property......................................    5.17
Registrable Securities.............................    7.02-1
Related Documents..................................    12.01
Requesting Shareholders............................    7.02-2
Returns............................................    5.22-1
Shareholders.......................................    Introduction
Shares.............................................    4.03
Stock Price........................................    1.03-1
Surviving Corporation..............................    1.02
Tangible Personal Property.........................    5.12
Taxes..............................................    3.12-3
Third Party Claims.................................    12.04-1(a)
Wedbush............................................    5.05

                                LIST OF EXHIBITS

    Exhibit                           Item                      First Reference

        A            New Dental Practice Leases                        9.06

        B            Opinion of DDS's Counsel                          9.07

        C            Opinion of GDSC's Counsel                        10.03

        D            Terms of Employment                              10.04



                                LIST OF SCHEDULES


Schedule                             Content

0.1                                  Locations
5.06                                 Litigation
5.08-1                               Collective Bargaining Agreements
5.08-2                               Employee Benefits
5.08-3                               Employment Manuals and Policies
5.08-4                               Directors, Officers and Employees
5.09                                 Financial Statements
5.10                                 Receivables
5.11                                 Prepaid Expenses and Deferred Charges
5.12                                 Tangible Personal Property
5.13                                 Accounts Payable and Accrued Liabilities
5.14                                 Indebtedness
5.15                                 Undisclosed Liabilities
5.17                                 Leases and Real Property
5.18                                 Contracts
5.21                                 Insurance
5.28                                 Consents and Approvals
5.30                                 Bank Accounts
5.31                                 Pending Knox-Keene Approvals

                                MERGER AGREEMENT


DATED:            September 21, 1997


AMONG:            GENTLE DENTAL SERVICE CORPORATION,
                    a Washington corporation
                  900 Washington Street, Suite 1100
                  Vancouver, WA 98660
                  Telecopy No.:  (360) 750-8667                           "GDSC"


                  GENTLE DENTAL MERGER CORPORATION,
                    a California corporation
                  900 Washington Street, Suite 1100
                  Vancouver, WA  98660
                  Telecopy No.:  (360) 750-8667                      "GD Merger"


                  DEDICATED DENTAL SYSTEMS, INC.,
                    a California corporation
                  3990 Ming Avenue
                  Bakersfield, CA  93309
                  Telecopy No.:  ________________                          "DDS"


AND:              Arthur G. Kaiser, DDS
                  Robert J. Newman
                  3990 Ming Avenue
                  Bakersfield, CA  93309
                  Telecopy No.: ____________________              "Shareholders"


     Shareholders are the owners of all of the issued and outstanding capital stock of DDS. DDS is licensed to operate a specialized health care service plan (the "Plan") under the Knox-Keene Health Care Service Plan Act of 1975 and the regulations promulgated thereunder (the "Knox-Keene Act") and operates dental practices pursuant to that license at the locations listed on Schedule 0.1 (the "Dental Practices"). GD Merger is a wholly owned subsidiary of GDSC. The parties desire that GD Merger be merged with and into DDS, with DDS as the surviving corporation.

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   The Merger

     1.01 The Merger. Pursuant to the laws of the State of California, and subject to and in accordance with the terms and conditions of this Agreement, GD Merger shall be merged with and into DDS, and the outstanding shares of common stock, no par value of DDS (the "DDS Common Stock") shall be converted into shares of common stock, no par value, of GDSC ("GDSC Common Stock"), in a transaction intended to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986 (the "Code"). DDS and GD Merger shall execute an Agreement of Merger consistent with this Agreement, to be filed with the Secretary of State of California on the Closing Date, as defined in Section 1.06, or as soon thereafter as practicable. The merger of GD Merger with and into DDS (the "Merger") shall take effect (the "Effective Time") upon the later of the time when the Agreement of Merger is duly filed with the Secretary of State of the State of California or at such other time as the parties may agree upon in writing pursuant to applicable law.

     1.02 Effect of Merger.

          1.02-1 The Surviving Corporation. At the Effective Time, GD Merger shall be merged with and into DDS in the manner and with the effect provided by the California Corporations Code (the "CCC"), the separate corporate existence of GD Merger shall cease and DDS shall be the surviving corporation (the "Surviving Corporation") subject to the Articles of Incorporation and Bylaws of DDS. The outstanding shares of DDS Common Stock shall be converted into shares of GDSC Common Stock, and the outstanding shares of capital stock of GD Merger shall be converted into shares of capital stock of the Surviving Corporation, all on the basis, terms and conditions described in Section 1.03.

          1.02-2 Directors. At and as of the Effective Time, the directors of the Surviving Corporation shall be as follows:

                  Directors

                  Dany Y. Tse, DMD
                  Arthur G. Kaiser, DDS
                  L. Theodore Van Eerden

     1.03     Conversion of Shares.

          1.03-1 DDS Stock. The total consideration to be issued to the Shareholders in the Merger (the "Merger Consideration") shall be $2,340,000 (reduced by any outstanding debt of DDS, which consists of any long-term debt and the current portion thereof as determined consistently with the classification of such items in DDS's audited financial statements, as of the Effective Time) and a number of shares of GDSC Common Stock determined by dividing $11,879,000 by a number (the "Stock Price") equal to the average of the closing prices of GDSC Common Stock reported by

NASDAQ for the thirty trading days prior to the date of this Agreement (subject to adjustment as set forth in Section 1.03-2). The Merger Consideration shall be subject to further adjustment as set forth in Section 12.06. Each of the 100,100 shares of DDS Common Stock outstanding immediately before the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into the right to receive an amount equal to the total cash portion of the Merger Consideration divided by 100,100 and the total number of shares of GDSC Common Stock included in the Merger Consideration divided by 100,100.

          1.03-2 Net Current Asset Adjustment. The number of shares of GDSC Common Stock included in the Merger Consideration may be subject to adjustment after Closing as set forth in this Section 1.03-2.

               (a) As soon as reasonably possible after Closing, the amount of the "Net Current Assets" (as defined in Section 1.03-2(c)) shall be determined as provided in Section 1.03- 2(d). If the amount of Net Current Assets is $30,000 more or less than $68,400, the number of shares of GDSC Common Stock included in the Merger Consideration shall be adjusted. If the difference between Net Current Assets and $68,400 does not exceed $30,000, there shall be no adjustment.

               (b) If the Net Current Assets are greater than $98,400, the number of shares of GDSC Common Stock included in the Merger Consideration shall be increased. If the Net Current Assets are less than $38,400, the number of shares of GDSC Common Stock included in the Merger Consideration shall be decreased. The amount of the increase or decrease in the number of shares included in the Merger Consideration shall be determined by calculating the difference between the Net Current Assets and $68,400 and dividing that difference by the Stock Price.

               (c) "Net Current Assets" means the sum of (a) the amount of accounts receivable, net of contractual allowances and bad debt reserve, of DDS as of the Closing Date and (b) any prepaid expenses properly recordable on a balance sheet for DDS as of the Closing Date reduced by the sum of (x) the accounts payable of DDS at the Closing Date and (y) the accrued liabilities of DDS at the Closing Date, specifically including an accrual of payroll and payroll-related charges up to and including the Closing Date, all as determined consistently with the accounting conventions applied in determining the amounts set forth in paragraphs (a) and (b) above.

               (d) At or after the Closing Date, and as a condition to the issuance to Shareholders of certificates for GDSC Common Stock pursuant to
Section 1.04, Sellers shall execute and deliver to GDSC a certificate detailing the calculation of Net Current Assets and including as schedules thereto lists of all receivables, prepaid expenses, payables and accrued liabilities as of the Closing Date included in the calculation. In this certificate Sellers shall certify the accuracy and completeness of the schedules to the certificate and the accuracy of the calculation of Net Current Assets.

          1.03-3 GD Merger Stock. Each share of Common Stock of GD Merger issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be converted into and become one share of Common Stock of the Surviving Corporation. After the Effective Time, GDSC, the sole holder of shares of GD Merger Common Stock outstanding immediately prior to the Effective Time, shall, upon surrender for cancellation of a certificate representing such shares to the Surviving Corporation, be entitled to receive in exchange therefore a certificate representing the shares of Common Stock of the Surviving Corporation into which such shares of GD Merger Common Stock have been converted pursuant to this Section 1.03-2. Until so surrendered, the certificates which prior to the Merger represented shares of GD Merger Common Stock shall be deemed, for all corporate purposes, including voting entitlement, to evidence ownership of the shares of the Surviving Corporation Common Stock into which such shares of GD Merger Common Stock shall have been converted.

     1.04     Surrender and Cancellation of Certificates.

          1.04-1 Surrender of Certificates. After the Effective Time, each Shareholder, upon surrender to GDSC or its agent designated for such purpose of a certificate or certificates representing his shares of DDS Common Stock shall be entitled to receive the cash portion of the Merger Consideration to which he is entitled and a certificate representing the number of shares of GDSC Common Stock to which he is entitled pursuant to the provisions of Section 1.03 less the number of such shares determined to be Escrow Shares (as defined in Section 1.05). A certificate representing the shares of GDSC Common Stock of each Shareholder determined to be Escrow Shares shall be held by GDSC pursuant to
Section 1.05.

          1.04-2 No Fractional Shares. No certificates or scrip evidencing fractional shares of GDSC Common Stock shall be issued in the Merger. Any fractional share shall be rounded to the nearest whole share.

          1.04-3 Withholding Rights. GDSC shall be entitled to deduct and withhold from the Merger Consideration such amounts as GDSC is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by GDSC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the holder of the shares of DDS Common Stock in respect of which such deduction and withholding was made by GDSC.

     1.05     Escrow Shares.

          1.05-1 At the Closing, GDSC shall withhold an aggregate of 375,000 shares from the shares of GDSC Common Stock to be issued in the Merger (the "Escrow Shares"). The Escrow Shares shall be withheld pro rata according to the relative ownership interests of the Shareholders in DDS Common Stock. The Escrow Shares shall be evidenced by certificates issued in the names of Shareholders. GDSC shall hold the certificates for the Escrow Shares for the benefit of the respective Shareholders, who shall for all purposes be considered the legal owner of the Escrow Shares held for their accounts and who shall have all rights of a shareholder of GDSC, including the right to vote, either directly or through an authorized agent, and receive current distributions of cash dividends, if any, with respect to Escrow Shares held for their accounts, other than the right to transfer Escrow Shares. The Escrow Shares will appear as issued and outstanding on the balance sheet and stock records of GDSC. GDSC shall hold and dispose of the Escrow Shares only as provided in this Agreement.

          1.05-2 At the election of GDSC, any liability of Shareholders under
Section 12.02 of this Agreement or under the similar section of the Asset Purchase Agreements dated as of the date hereof (the "Asset Purchase Agreements") relating to the acquisition by GDSC of certain assets of three dental practices managed by California Dental Practice Management Company ("DPM"), known as Crosstown Family Dentistry, Wasco Family Dentistry, Ming & H Family Dentistry, and of Indio Family Dentistry (the "Dentist-owned Practices") may be satisfied from the Escrow Shares. Once a Shareholder's liability is established either by agreement or litigation, GDSC shall have the right to transfer to its own name or cancel whole Escrow Shares having an aggregate value as nearly equal as possible but in no event greater than the amount of Shareholders' liability. The value of Escrow Shares for this purpose shall be the Stock Price. On the first anniversary of the Effective Time, if there are no claims outstanding by GDSC against DDS or Shareholders under this Agreement or the Acquisition Agreements, GDSC shall release all Escrow Shares that have not been transferred to GDSC or canceled, and shall deliver the certificates for those shares to Shareholders. If a claim is outstanding on the first anniversary of the Effective Time, GDSC shall promptly release all remaining Escrow Shares once all outstanding claims have been resolved and paid.

     1.06 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, Portland, Oregon, effective as of the close of business on the last day of the month in which all conditions to the Closing are satisfied (other than those conditions that by their terms are to occur at the Closing) or at another date, time and place agreed upon in writing by the parties (the "Closing Date").

     1.07 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of DDS or GD Merger acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of DDS or GD Merger, or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of DDS or GD Merger, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                             Covenant Not to Compete

     2.01 Covenant Not to Compete. Each Shareholder shall not, from and after the Closing Date for a period extending until the date two years after the termination of Shareholder's employment with DDS, DPM, a Dentist-owned Practice or any other affiliated corporation, directly or indirectly do any of the following:

          2.01-1 Practice dentistry, or otherwise compete with DDS, in Kern County, California other than in Ridgecrest, California;

          2.01-2 In any way solicit or initiate contact with anyone who is a patient or customer, or the family member of a patient or customer, of DDS or any of the Dentist-owned Practices;

          2.01-3 Solicit, employ or contract with any employee of DDS or any of the Dentist-owned Practices; or

          2.01-4 Be a partner, shareholder, employee, agent or consultant or otherwise be associated with any partnership, corporation, proprietorship or other entity that does any of the things mentioned in this subsection 2.01-1, 2.01-2 or 2.01-3; provided, however, that the ownership by Shareholders of less than five percent of the equity securities of any publicly-traded corporation shall not constitute a violation of this subsection 2.01-4.

     2.02 Remedies. Shareholders agree that it would be difficult to measure damage to GDSC or DDS from any breach of the promises set forth in Section 2.01 of this Agreement, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, each Shareholder agrees that if he breaches any provision of Section 2.01, GDSC shall be entitled, in addition to all other remedies it may have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damage sustained by GDSC or the Surviving Corporation.

     2.03 Scope of Covenant. The parties agree that if any of the provisions of the covenant contained in Section 2.01 are found by a court to be overly broad or restrictive, then such provision or provisions are to be construed in the broadest manner which the court finds consistent with applicable law.


                                   ARTICLE III

                     Representations and Warranties of GDSC

     As used in this Agreement, "GDSC Material Adverse Effect" means an adverse effect on the business, results of operations, financial position, assets or prospects of GDSC that would be considered material under federal securities laws; and "GDSC Material Adverse Change" means any change that has resulted, will result or is likely to result in a GDSC Material Adverse Effect. GDSC represents and warrants to DDS and Shareholders as follows:

     3.01 Authorization. GDSC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. GDSC has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. GDSC has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by GDSC and is binding upon and enforceable against GDSC in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.02 Capitalization. The authorized capital stock of GDSC consists of 50,000,000 shares of Common Stock, of which 3,144,404 shares are issued and outstanding; and 30,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. All issued and outstanding shares of GDSC capital stock are validly issued, fully paid and non-assessable, and have been issued without violation of any preemptive rights. There is no subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance by GDSC of GDSC capital stock, other than outstanding options under the GDSC 1993 Stock Incentive Plan, outstanding purchase rights under the GDSC Employee Stock Purchase Plan and the GDSC Professional Corporation Employee Stock Purchase Plan, warrants described in GDSC's Registration Statement on Form SB-2 (Registration No. 333-13529) and outstanding offers and/or agreements to acquire other dental practices or dental practice management companies in exchange for Common Stock. The GDSC Common Stock to be issued in the Merger will, when issued, be duly and validly authorized and issued, fully paid and non-assessable.

     3.03 Compliance. The execution, delivery and performance of this Agreement by GDSC, the compliance by GDSC with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

          3.03-1 the articles of incorporation or bylaws of GDSC;

          3.03-2 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GDSC is a party or by which GDSC is bound; or

          3.03-3 any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to GDSC.

     3.04 Consents. No consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by GDSC nor is any filing or registration required to be made therewith by GDSC for the consummation of the transactions described in this Agreement.

     3.05 Accuracy of Representations & Warranties. None of the representations or warranties of GDSC contain or will contain any untrue statement of any material fact or omit or misstate a material fact necessary to make the statements contained in this Agreement not misleading. GDSC does not know of any fact that has resulted or that, in the reasonable judgment of GDSC will result, in any material adverse change in GDSC's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.

     3.06 GD Merger. GD Merger is a corporation duly organized and validly existing under the laws of the State of California. GD Merger does not own any properties (other than the initial cash subscription for shares) nor has it commenced any business or operations. GD Merger has an authorized capital stock consisting of 100 shares of Common Stock, of which 100 shares were issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of capital stock of GD Merger are owned by GDSC. GD Merger has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement has been duly and validly authorized by the Board of Directors and sole shareholder of GD Merger, duly and validly executed and delivered by GD Merger and constitutes the valid and binding obligation of GD Merger, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

     3.07 Employment Matters.

          3.07-1 Labor Matters. GDSC is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice. There is no (1) unfair labor practice complaint against GDSC pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the best of the knowledge of GDSC, threatened against GDSC, (3) representation petition respecting GDSC's employees pending before the National Labor Relations Board, or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to GDSC. GDSC has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

          3.07-2 Employee Benefits. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established and maintained by GDSC that are subject to ERISA (the "GDSC ERISA Plans") comply with the applicable requirements of ERISA. GDSC has received from the Internal Revenue Service a favorable determination for each of the GDSC ERISA Plans and their related trusts that each of the GDSC ERISA Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the GDSC ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or
Section 412(a) of the Code exists, or has existed, with respect to any of the GDSC ERISA Plans. The present value of all accrued benefits under each of the GDSC ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. GDSC has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the GDSC ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any GDSC ERISA Plan. Each GDSC ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the GDSC ERISA Plan documents have been amended to reflect such requirements.

     3.08 Financial Statements.

          3.08-1 GDSC's Annual Report to Shareholders for the year ended December 31, 1996 contains audited balance sheets of GDSC as of December 31, 1996 and 1995, and the related audited statements of income for the years then ended, and GDSC's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997 contains the unaudited balance sheet of GDSC as of June 30, 1997 (the "GDSC Current Balance Sheet") and the related statement of income for the six months then ended (all such balance sheets and statements collectively, the "GDSC Financial Statements").

          3.08-2 The GDSC Financial Statements present fairly

               (a) the financial position of GDSC as of the dates indicated and

               (b) the results of operations for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis.

     3.09 Absence of Certain Changes or Events. Since the date of the GDSC Current Balance Sheet, there has not been:

          3.09-1 Any GDSC Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a GDSC Material Adverse Change;

          3.09-2 Any damage, destruction or casualty loss, whether insured against or not, to any of GDSC's assets or properties;

          3.09-3 Any increase in the rate or terms of compensation payable or to become payable by GDSC to its directors, officers or key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          3.09-4 Any conduct of business which is outside the ordinary course of business or not substantially in the manner that GDSC previously conducted its business;

          3.09-5 Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition or prospects of GDSC;

          3.09-6 Any change in the assets, liabilities, licenses, permits or franchises of GDSC, or in any agreement to which GDSC is a party or is bound, which has had or reasonably could be expected to have a GDSC Material Adverse Effect.

     3.10 Title and Condition of Tangible Assets.

          3.10-1 GDSC owns all of its tangible personal property except leased property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except

               (a) liens related to obligations disclosed in the GDSC Financial Statements or

               (b) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the GDSC Current Balance Sheet).

          3.10-2 GDSC has good and absolute title to its tangible personal property except leased property.

          3.10-3 All of GDSC's tangible personal property has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of GDSC's business.

          3.10-4 To the knowledge of GDSC, there are no developments affecting any of its real property or tangible personal property pending or threatened which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

     3.11 Insurance. All policies of malpractice, liability, fire, worker's compensation and other forms of insurance insuring GDSC, its officers, directors or employees, its assets or its operations (the "GDSC Policies") are valid, enforceable and in full force and effect, all premiums with respect to the GDSC Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any GDSC Policy. The GDSC Policies are sufficient for compliance with all requirements of law and of agreements to which GDSC is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. GDSC has not been refused any insurance coverage and no insurance coverage has been canceled during the five years preceding the date of this Agreement.

     3.12 Taxes.

          3.12-1 Returns. GDSC has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes (as defined below) which relate to the business, results of operations or financial condition of GDSC (collectively, the "GDSC Returns") and has timely paid all Taxes shown to be due on the GDSC Returns. All GDSC Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by GDSC with respect to the periods covered by the GDSC Returns.

          3.12-2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. The reserves for Taxes reflected in the GDSC Current Balance Sheet are adequate for payment of Taxes with respect to

GDSC in respect of all periods ending on or before the date of the GDSC Current Balance Sheet. All Taxes which GDSC has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          3.12-3 Definition. "Taxes" means all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

     3.13 Certain Interests. No transaction between GDSC and any of its directors, officers or principal shareholders of a type that would require disclosure by GDSC under Item 404 of Regulation S-B of the Securities and Exchange Commission has occurred since February 13, 1997, except for the entry into a new support services agreement with a professional corporation owned solely by Dany Y. Tse in connection with a recent dental practice acquisition.

     3.14 No Restrictions. No power of attorney or similar authorization given by GDSC is presently in effect or outstanding. No contract or agreement to which GDSC is a party or is bound or to which any of its properties or assets is subject limits the freedom of GDSC to compete in any line of business or with any person.

     3.15 Permits and Licenses. GDSC holds, and at all times has held, all licenses, permits, franchises, easements and authorizations (collectively, "GDSC Permits") necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations except where the failure to hold any GDSC Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a GDSC Material Adverse Effect. GDSC is in compliance with all the terms of each GDSC Permit, and there are no claims of violation by GDSC of any GDSC Permit.

     3.16 Environmental Conditions.

          3.16-1 Compliance. GDSC has operated its business and maintained its assets, including without limitation its real property, in compliance with all Environmental Laws. All wastes generated in connection with its business are and have been transported and disposed of off site in compliance with all Environmental Laws. Except as otherwise required for the normal operation of a dental practice, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on its real property or in connection with its business.

          3.16-2 Definitions. As used in this Agreement,

               (a) "Environmental Law" means any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and

               (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

     3.17 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of GDSC are complete and accurate in all material respects, and there have been no transactions involving the business of GDSC which properly should have been set forth therein and which have not been accurately so set forth.

     3.18 Reliance. GDSC recognizes and agrees that, notwithstanding any investigation by DDS, DDS is relying upon the representations and warranties made by GDSC in this Agreement.


                                   ARTICLE IV

            Individual Representations and Warranties of Shareholders

     Each Shareholder represents and warrants to GDSC as follows:

     4.01 Title to the DDS Common Stock. The authorized capital stock of DDS consists of 500,000 shares of DDS Common Stock, of which 100,100 shares are issued and outstanding. 75,075 shares are held by Dr. Kaiser and 25,025 shares are held by Mr. Newman. The shares of DDS Common Stock owned by Shareholder are owned beneficially and of record, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations, including limitations affecting Shareholder's ability to vote the shares.

     4.02 Authority. Shareholder has full power and authority to enter into this Agreement and carry out its terms. This Agreement has been duly and validly executed and delivered by Shareholder and is binding upon and enforceable against Shareholder in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.03 Investment Representations. Shareholder is acquiring the shares of GDSC Common Stock to be issued in the Merger (the "Shares") for investment for Shareholder's own account, and not with a view to, or for resale in connection with, any distribution of the Shares. Shareholder is not a party to any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any such person or any third party with respect to the Shares. Shareholder acknowledges and understands that the Shares are being offered and sold without registration under the Securities Act of 1933 (the "1933 Act") or any state securities law based on exemptions provided under such laws, and that Shareholder's representations contained in this Agreement are being relied upon by GDSC in connection with those exemptions. Shareholder further acknowledges and agrees that the Shares are "restricted securities" under federal securities laws and as such may not be sold or disposed of unless they are registered under the 1933 Act and all applicable state securities laws or unless, in the opinion of counsel acceptable to GDSC, exemptions from the registration requirements of the 1933 Act and all applicable state securities laws are available. In this regard, Shareholder acknowledges that GDSC is under no obligation to register his Shares except as provided in Section 7.02, that the Shares will not be eligible for resale in the public market pursuant to Rule 144 under the 1933 Act until one year after the Closing Date except as provided in
Section 7.02, and that Shareholder will bear the economic risk of ownership of the Shares at least until the Shares become eligible for resale in the public market. Shareholders consent to having appropriate legends placed on the certificates representing the Shares relating to this restriction on transfer.

     4.04 No Plan to Sell. Shareholder has no current plan or intention to engage in a sale, exchange or other disposition of a number of shares of GDSC Common Stock to be received in the Merger that would reduce the Shareholder's ownership of shares of GDSC Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of the shares of DDS Common Stock held by Shareholder immediately before the Merger. For purposes of this representation, shares of DDS Common Stock sold, redeemed, or disposed of prior to and in contemplation of the Merger will be considered shares of DDS Common Stock held immediately before the Merger that are exchanged in the Merger for shares of GDSC Common Stock that are then disposed of pursuant to a plan.

     4.05 Tax Advice. Shareholders acknowledge and understand that GDSC does not represent or warrant that the Merger qualifies as a reorganization under Section 368(a)(1)(A) of the Code.

     4.06 Access to Information. Shareholder has received and carefully reviewed the final Prospectus of GDSC dated February 13, 1997, GDSC's Annual Report to Shareholders for the year ended December 31, 1996, and GDSC's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997. Shareholder believes he has received all of the information he considers necessary or appropriate for deciding whether to acquire shares of GDSC Common Stock. Shareholder further represents that he has had an opportunity to ask questions and receive answers from GDSC regarding GDSC, its business and financial condition and the terms and conditions of the Merger.

     4.07 Sophistication. Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares and has the capacity to protect his own interests in connection with the transaction. Shareholder acknowledges that he has received legal advice regarding the Agreement and the securities law restrictions on the Shares from Klein & Martin, and has received tax and other accounting advice regarding this transaction from Ernst & Young LLP.

     4.08 Accredited Investor. Shareholder either (a) has an individual net worth, or joint net worth with his spouse, of in excess of $1 million, or (b) had an individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, and therefore is an "accredited investor" within the meaning of Rule 501 of Regulation D under the 1933 Act.

                                    ARTICLE V

             Representations and Warranties of DDS and Shareholders

     As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the business, results of operations, financial position, assets or prospects of DDS, which shall in any event include any adverse effect on the shareholders' equity, assets, revenue or net income of DDS in excess of $100,000; and "Material Adverse Change" means any change that has resulted, will result or is likely to result in a Material Adverse Effect. DDS and Shareholders, jointly and severally, represent and warrant to GDSC as follows:

     5.01 Corporate Existence. DDS is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and DDS has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. DDS is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business or activities makes such qualification or licensing necessary except in those jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect. DDS has no subsidiaries and has no investments in any corporation, partnership, association, joint venture or other entity.

     5.02 Capitalization. The authorized capital stock of DDS consists of 500,000 shares of Common Stock, of which 100,100 shares are issued and outstanding. All of such issued and outstanding shares are held by Shareholders. All such shares are validly issued, fully paid and nonassessable. No shares have been issued in violation of any preemptive or similar rights granted pursuant to DDS's articles of incorporation or otherwise. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance, sale, delivery or transfer by DDS or Shareholders of DDS's capital stock. There are no outstanding obligations of DDS to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

     5.03 Authority. DDS has the full corporate power and corporate authority to enter into this Agreement and to carry out its terms. DDS has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. Pursuant to Section 603 of the CCC, each Shareholder hereby consents to and approves the Merger. This Agreement has been duly and validly executed and delivered by DDS and is binding upon and enforceable against DDS in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     5.04 No Adverse Consequences. Neither the execution and delivery of this Agreement by DDS or Shareholders nor the consummation of the transactions contemplated by this Agreement will result in the creation or imposition of any lien, charge or encumbrance on any of DDS's assets or properties, violate or conflict with any provision of DDS's articles of incorporation or bylaws, violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to either DDS or Shareholders, or either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to DDS under or constitute a default under any agreement, instrument, license or permit to which either DDS or Shareholders are parties or by which any of them are bound.

     5.05 Brokers and Finders; Attorneys. Neither DDS nor Shareholders have employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement, except that DDS has employed Wedbush Morgan Securities ("Wedbush") as an investment banker with respect to the sale or merger of DDS and DPM. Any fees owing to Wedbush are payable and will be paid by Shareholders and are not a liability of DDS.

     5.06 Litigation. Except as set forth on Schedule 5.06, to the best knowledge of DDS or Shareholders, there is no claim, litigation, proceeding or investigation of any kind pending or threatened by or against DDS and there is no basis for any such claim, litigation, proceeding or investigation.

     5.07 Compliance with Laws. DDS has at all relevant times conducted its business in compliance with its articles of incorporation, its bylaws and all applicable laws and regulations. DDS is not in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. DDS is not subject to any outstanding order, writ, injunction or decree, and DDS has not been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

     5.08 Employment Matters.

          5.08-1 Labor Matters

               (a) Except as set forth on Schedule 5.08-1, DDS is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. DDS is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice.

               (b) There is no (1) unfair labor practice complaint against DDS pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the best of the knowledge of DDS or Shareholders, threatened against DDS, (3) representation petition respecting DDS's employees pending before the National Labor Relations Board, or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to DDS.

               (c) DDS has not experienced any work stoppage or other organized work stoppage involving its employees in the past two years.

          5.08-2 Employee Benefits. Schedule 5.08-2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by DDS, and complete and accurate copies of all those plans or arrangements have been provided to GDSC. The employee pension benefit plans (within the meaning of Section 3(2) of ERISA established and maintained by DDS that are subject to ERISA are listed separately as ERISA Plans on Schedule 5.08-2 (the "ERISA Plans"). The ERISA Plans comply with the applicable requirements of ERISA. DDS has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Plans. The present value of all accrued benefits under each of the ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. DDS has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. DDS has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any plan or arrangement listed on Schedule 5.08-2, or any other plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

          5.08-3 Employment Agreements. Each of DDS's employees other than dentists is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between DDS and any of those employees. Schedule 5.08-3 lists all of DDS's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies and written information have been provided to GDSC. All dentists employed by DDS have signed an employment agreement with DDS substantially in the form provided by DDS to GDSC. DDS does not have any agreements or understandings with its employees except as reflected in the items listed in Schedules 5.08-2 and 5.08-3 and the dentist employment agreements.

          5.08-4 Compensation. Schedule 5.08-4 contains a complete and accurate list of all directors, officers and employees of DDS as of September 10, 1997, specifying their names, hire dates, the total amount paid or payable as compensation to each such person, and the basis of such compensation.

     5.09 Financial Statements.

          5.09-1 Schedule 5.09 contains the audited balance sheet of DDS as of December 31, 1996, and the related audited statement of income for the year then ended and the unaudited balance sheet of DDS as of July 31, 1997 (the "Current Balance Sheet") and the related unaudited statement of income for the seven months then ended (all such balance sheets and statements collectively, the "Financial Statements").

          5.09-2 The Financial Statements present fairly

               (a) the financial position of DDS as of the dates indicated and

               (b) the results of operations for the periods then ended.

     5.10 Receivables. Schedule 5.10 lists all receivables of DDS (including accounts receivable, loans receivable and advances) as of July 31, 1997. Each of the receivables listed on Schedule 5.10, and each of the receivables that has arisen since July 31, 1997, has arisen only from bona fide transactions in the ordinary course of DDS's business and is not subject to any offset or counterclaim.

     5.11 Prepaid Expenses and Other. Schedule 5.11 lists all prepaid expenses and deferred charges of DDS reflected on the Current Balance Sheet as well as the items included in the Other Assets line, if any, on the Current Balance Sheet.

     5.12 Personal Property. Schedule 5.12 contains a complete and accurate list of all the tangible personal property owned or leased by DDS ("Tangible Personal Property"). With respect to each item of owned Tangible Personal Property,
Schedule 5.12 lists the estimated fair market value as of August 31, 1997.

     5.13 Payables. Schedule 5.13 lists all accounts payable and other accrued liabilities of DDS as of July 31, 1997.

     5.14 Indebtedness. Schedule 5.14 lists all indebtedness of DDS and for each item shows the name of lender, interest rate, term and payments.

     5.15 Undisclosed Liabilities. Except as listed on Schedule 5.15, DDS does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) which is not accrued, reserved against or disclosed in the Current Balance Sheet, other than liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate are not material to DDS.

     5.16 Absence of Certain Changes or Events. Since the date of the Current Balance Sheet, there has not been any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change.

     5.17 Leases. Schedule 5.17 contains a complete and accurate list of all real property leases ("Leases") under which DDS is a lessee, a description of the real property covered thereby ("Real Property"), the term of each Lease and the monthly payments under the Lease. DDS does not own any real property. Complete and accurate copies of all Leases have been delivered or made available to GDSC.

     5.18 Certain Contracts and Arrangements. Schedule 5.18, which is organized by type of agreement, contains a complete and accurate list of all agreements of the following types ("Contracts") to which DDS is a party or by which it is bound:

          5.18-1 any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by DDS or DDS's guaranty of any obligation for the borrowing of money;

          5.18-2 contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other disposition of capital assets or more than $50,000 of other equipment or materials;

          5.18-3 contracts or agreements for the performance of services, excluding employment contracts; provided, however, that (a) only the five largest managed care contracts need be listed, (b) contracts for the performance of services by DDS other than managed care contracts need only be listed if the annual billings under the contract exceed $25,000, and (c) contracts for the provision of services to DDS need only be listed if the annual payments under the contract exceed $50,000;

          5.18-4 contracts or agreements involving annual billings in excess of $50,000 for the joint performance of work or services and all other joint venture agreements;

          5.18-5 contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of DDS's services; and

          5.18-6 any other contract, instrument, agreement or obligation not described on any other Schedule to which DDS is a party or by which it is bound and which contains material unfulfilled obligations of DDS.

Complete and accurate copies of all Contracts have been delivered or made available to GDSC.

     5.19 Status of Contracts and Leases.

          5.19-1 Each of the Contracts and Leases listed on Schedules 5.17 and
5.18 is valid, binding and enforceable by DDS in accordance with its terms and is in full force and effect. There is no existing default or violation by DDS under any Contract or Lease and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of DDS under any Contract or Lease. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any Real Property of which DDS is lessee or sublessee.

          5.19-2 All other parties to the Contracts and Leases have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of DDS's rights or obligations under any Contract or Lease.

          5.19-3 Neither DDS nor Shareholders is aware of any default by any other party to any Contract or Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any Contract or Lease, and, to the knowledge of DDS or Shareholders, there are no facts that exist indicating that any of the Contracts or Leases may be totally or partially terminated or suspended by the other parties.

          5.19-4 DDS is not a party to, nor is it bound by, any contract or agreement that DDS or Shareholders can reasonably foresee will result in any loss that would have a Material Adverse Effect on DDS upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential that would have a Material Adverse Effect), unless such contract or agreement is terminable by DDS on 60 or fewer days notice at any time without penalty.

     5.20 Title and Condition of Tangible Assets.

          5.20-1 Except as provided in Schedule 5.12, DDS has good title, or the right to use, all of the Tangible Personal Property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except

               (a) liens disclosed on the Current Balance Sheet,

               (b) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Current Balance Sheet), or

               (c) the leases of leased property.

          5.20-2 All Tangible Personal Property is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of DDS's business.

          5.20-3 To the knowledge of DDS or Shareholders, there are no developments affecting any of the Real Property or Tangible Personal Property pending or threatened which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

     5.21 Insurance. Schedule 5.21 contains a complete and accurate list of all policies of malpractice, liability, fire, worker's compensation and other forms of insurance insuring DDS, its officers, directors or employees, its assets or its operations (the "Policies"). All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and of agreements to which DDS is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There are no unresolved claims for insurance under any of the Policies. True and complete copies of the Policies and all endorsements thereto have been delivered to GDSC. DDS has not been refused any insurance coverage and no insurance coverage has been canceled during the five years preceding the date of this Agreement.

     5.22 Taxes.

          5.22-1 Returns. DDS has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes which relate to the business, results of operations or financial condition of DDS (collectively, the "Returns") and has timely paid all Taxes shown to be due on the Returns. All Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by DDS with respect to the periods covered by the Returns. DDS has provided GDSC with complete and accurate copies of DDS's Returns for 1995 and 1996.

          5.22-2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. The reserves for Taxes reflected in the Current Balance Sheet are adequate for payment of Taxes with respect to DDS in respect of all periods ending on or before the date of the Current Balance Sheet. All Taxes which DDS has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

     5.23 Certain Interests. Except for Real Property leased by DPM to DDS as set forth on Schedule 5.17, neither Shareholders, DPM nor any officer or director of DDS (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to DDS's business or located at DDS's corporate headquarters, or (b) is indebted to DDS and DDS is not indebted to any Shareholders, director or officer (or any entity owned or controlled by one or more of such parties) except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transaction contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from DDS to any of its shareholders, officers, directors, or employees (or any entity owned or controlled by one or more of such parties).

     5.24 No Restrictions. No power of attorney or similar authorization given by DDS is presently in effect or outstanding. No contract or agreement to which DDS is a party or is bound or to which any of its properties or assets is subject limits the freedom of DDS to compete in any line of business or with any person.

     5.25 Permits and Licenses. DDS holds, and at all times has held, all licenses, permits, franchises, easements and authorizations (collectively, "Permits") necessary for the lawful conduct of the Dental Practices and the Plan pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. DDS and Shareholders are in compliance with all the terms of each Permit, and there are no claims of violation by DDS or Shareholders of any Permit.

     5.26 Certain Payments. Neither Shareholders nor any other person or entity has, directly or indirectly, on behalf of or with respect to DDS or its business or operations made or received any payment that was not legal to make or receive under federal, state or local laws of the United States or any other country or territory.

     5.27 Environmental Conditions. DDS has operated the Dental Practices and maintained its assets, including without limitation the Real Property, in compliance with all Environmental Laws. All wastes generated in connection with the Dental Practices are and have been transported and disposed of off site in compliance with all Environmental Laws. Except as otherwise required for the normal operation of a dental practice, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Real Property or in connection with the Dental Practices.

     5.28 Consents and Approvals. Except as set forth on Schedule 5.28, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by DDS or Shareholders. DDS has obtained, or shall have obtained prior to the Closing, all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by DDS or the consummation of the transaction contemplated by this Agreement. DDS has made, or shall have made prior to the Closing, all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby.

     5.29 Records. The books of account, minute books, stock certificate books and stock transfer ledgers of DDS are complete and accurate in all material respects, and there have been no transactions involving the business of DDS which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books, records and ledgers have been made available to GDSC.

     5.30 Bank Accounts. Schedule 5.30 contains a complete and accurate list of all the bank accounts which DDS maintains. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

     5.31 Compliance with Knox-Keene Act. In connection with the conduct of its business as a health care service plan licensed under the Knox-Keene Act, DDS represents and warrants the following with respect to the business and operations of DDS since January 1, 1994. DDS has obtained any and all approvals from the Department of Corporations ("Department") required by the Knox-Keene Act for all benefit plans and products offered by DDS, including related subscriber agreements, provider agreements and ancillary service agreements. Except as set forth on Schedule 5.31, (i) DDS has no outstanding amendments or material modifications that are awaiting approval by the Department; (ii) DDS has not failed to submit to the Department any amendment or material modification required to be submitted under the Knox-Keene Act material to the operation of DDS as a health care service plan; (iii) DDS currently is not subject to any investigation by the Department or any other regulatory body; (iv) DDS has not received any surveys from the Department containing deficiencies that are material to the operation of DDS as a health care service plan; (v) DDS currently is not subject to any plan of correction established by the Department involving deficiencies material to the operation of DDS as a health care service plan and (vi) DDS has not failed to comply with the tangible net equity ("TNE") requirements of the Knox-Keene Act for more than two (2) consecutive quarters. DDS represents and warrants that this transaction will not materially affect DDS' TNE requirements with respect to the current DDS operations.

     5.32 Reliance. DDS and Shareholders recognize and agree that, notwithstanding any investigation by GDSC, GDSC is relying upon the representations and warranties made by DDS and Shareholders in this Agreement.

     5.33 Accuracy of Representations and Warranties. None of the representations or warranties of DDS and Shareholders contain or will contain any untrue statement of any material fact or omit or misstate a material fact necessary to make the statements contained in this Agreement not misleading. DDS and Shareholders do not know of any fact that has resulted or that, in the reasonable judgment of DDS and Shareholders will result, in any material adverse change in DDS's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.


                                   ARTICLE VI

                        Covenants of DDS and Shareholders

     6.01 Access to Properties, Books and Records. Prior to the Closing Date, DDS and Shareholders shall, at GDSC's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of GDSC reasonable access during normal business hours to all employees, properties, books and records of DDS and shall permit such persons, at GDSC's expense, to make copies of such books and records. DDS shall deliver to GDSC monthly financial statements of DDS promptly after they become available. GDSC shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this
Section 6.01 as confidential in accordance with Section 13.01 hereof. No investigation by GDSC or any of its authorized representatives pursuant to this
Section 6.01 shall affect any representation, warranty or closing condition of any party hereto or GDSC's rights to indemnification pursuant to Section 12.02 hereof.

     6.02 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Effective Time, DDS shall not:

          6.02-1 Incur additional debt for borrowed money without giving GDSC notice within two business days thereafter;

          6.02-2 Incur any obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles, incur or increase any obligation or liability (fixed, contingent or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others, but excluding debts for borrowed money) except in the ordinary and usual course of its business and consistent with past practices, forgive or release any debt or claim, give any waiver of any right of material value or voluntarily suffer any extraordinary loss;

          6.02-3 Declare, pay or make any dividend or other distribution of money or property on or with respect to any share of its capital stock; provided, however, that (a) DDS shall be permitted to sell or distribute to Shareholders the assets, subject to the liabilities, of the Western Avenue dental practice, (b) DDS may continue to make distributions of unrestricted cash to Shareholders consistent with past practices, and (c) immediately prior to the Closing, DDS shall be permitted to distribute the balance of its unrestricted cash to Shareholders;

          6.02-4 Issue, sell, encumber or give any option or right to purchase any shares of its capital stock or other securities, or purchase, redeem or otherwise acquire or commit to acquire, directly or indirectly, any shares of its capital stock;

          6.02-5 Mortgage, pledge, otherwise encumber or subject to lien any of its assets or properties, tangible or intangible, or commit itself to do any of the foregoing;

          6.02-6 Except in the ordinary and usual course of its business and in each case for fair consideration, dispose of, or agree to dispose of, any of its assets or lease or license to others (including officers and directors), or agree so to lease or license, any of its assets, except as permitted by Section 6.02-3;

          6.02-7 Acquire any assets which would be material to its business other then assets acquired in the ordinary and usual course of its business and consistent with past practices;

          6.02-8 Purchase or otherwise acquire, or agree to purchase or otherwise acquire, any debt or equity securities of any corporation, partnership, joint venture, firm or other entity other than equity securities issued by a money market fund registered as an investment company under the Investment Company Act of 1940;

          6.02-9 Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $100,000 annually;

          6.02-10 Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its officers, employees or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

          6.02-11 Implement or agree to any implementation of or amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement;

          6.02-12 Change the accounting methods, policies or practices of DDS;
or

          6.02-13 Agree or commit to do any of the foregoing.

     6.03 Affirmative Covenants. Except as otherwise permitted by this Agreement or as reasonably necessary or appropriate for the consummation of the transactions contemplated by this Agreement or with the prior written consent of GDSC, prior to the Effective Time, DDS and Shareholders shall:

          6.03-1 Operate the Plan and the Dental Practices only in the ordinary course and consistent with past practices;

          6.03-2 Advise GDSC in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change;

          6.03-3 When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to the Plan to which DDS is a party or by which it is bound, use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

          6.03-4 Use its best efforts to maintain all of the Tangible Personal Property in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain DDS's intangible assets;

          6.03-5 Not cancel or change any policy of insurance (including self-insurance) or fidelity bond or any policy or bond providing substantially the same coverage;

          6.03-6 Maintain, consistent with past practices, all inventories, spare parts, office supplies and other expendable items;

          6.03-7 Use its best efforts to retain all employees;

          6.03-8 Maintain its books and records in accordance with past practices;

          6.03-9 Pay and discharge all taxes, assessments, governmental charges and levies imposed upon it, its income or profits or upon any property belonging to it, in all cases prior to the date on which penalties attach thereto;

          6.03-10 Comply with all laws, rules and regulations applicable to it and the Plan; and

          6.03-11 Preserve and maintain its separate corporate existence, rights, privileges and franchises in connection therewith and not amend its articles of incorporation or bylaws.

     6.04 No Negotiations With Others. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, DDS and Shareholders shall refrain, and shall cause DDS's officers, directors and employees and any investment banker, attorney, accountant or other agent retained by any of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, DDS. DDS and Shareholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     6.05 401(k) Plan. Prior to Closing, DDS shall use its best efforts to take such steps with respect to the Dedicated Dental Systems, Inc. 401(k) Plan (the "401(k) Plan"), including a possible termination of the 401(k) Plan, as GDSC may request. In the event GDSC requests a termination of the 401(k) Plan, the assets of the 401(k) Plan shall be promptly distributed to the plan beneficiaries promptly after the Closing. In that case, any and all expenses of the administration and termination of the 401(k) Plan shall be paid by the 401(k) Plan or by Shareholders, and GDSC shall not incur any liability, or be required to take any action, of any kind whatsoever in connection with the administration or termination of the 401(k) Plan.

     6.06 Profit Purchase Agreement. DDS shall negotiate with Ted L. Hutchison, D.D.S. for the termination of the Profit Purchase Agreement between DDS and Dr. Hutchison relating to the Town and Country Dental Practice and shall obtain such termination and be obligated to pay any amounts owing to Dr. Hutchison as a result of that termination.

     6.07 Restrictions on Sale of Shares of GDSC Common Stock.

          6.07-1 "Market Stand-Off" Agreement. Each Shareholder agrees that, for a period commencing with the filing of any registration statement under the 1933 Act relating to the offer and sale of GDSC Common Stock in an underwritten public offering and ending 180 days following the effective date of such registration statement, he will not, without the prior consent of the managing underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of GDSC held by him at any time during such period except GDSC Common Stock included in such registration statement. In order to enforce the foregoing covenant, GDSC may impose stop-transfer instructions with respect to the Shares of Shareholder until the end of such period.

          6.07-2 Supplemental Lock-Up. Each Shareholder agrees that until March 31, 1999 he will not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees or pledgees who agree to be similarly bound) any Shares owned by him, except Shares sold pursuant to the piggyback registration rights provided for in Section 7.02. If GDSC does not complete a piggyback registration by March 31, 1998, as the remedy for such failure, there shall be released from the foregoing lock-up provision a number of Shares that, when sold, yields proceeds of $4,000,000. On March 31, 1999 and on the last day of each month thereafter until released in full, one-tenth of the number of Shares held by the Shareholder on March 31, 1999, rounded to the nearest whole share, shall be released from the foregoing lock-up provision. Each Shareholder further agrees that until all Shares are released from lock-up, he will provide written notice to GDSC 30 days prior to any proposed sale by him of Shares. During this 30-day period, GDSC shall have the right either to purchase such Shares from the notifying Shareholder or to designate the broker or market maker through which Shareholder will sell such Shares. Shareholders consent to having appropriate legends placed on the certificates representing the Shares relating to the lock-up restriction.


                                   ARTICLE VII

                                Covenants of GDSC

     7.01 Board Seat. Effective as of the Closing, Dr. Kaiser will be elected as a director of GDSC.

     7.02 Registration Rights.

          7.02-1 Piggyback Rights. Prior to March 31, 1998, GDSC will register shares of GDSC Common Stock under the 1933 Act and complete an underwritten public offering of such shares for cash. GDSC may also determine from time to time thereafter to register shares of GDSC Common Stock under the 1933 Act for an underwritten offering for its account, except that this Section 7.02 shall not apply to a registration that is filed after March 31, 2000. Prior to filing a registration statement for any such offering, GDSC shall give Shareholders written notice thereof and will include in such registration and underwriting all the Registrable Securities specified in a written request or requests, made within 10 days after receipt of such written notice from GDSC by Shareholders, except as set forth in Section 7.02-2 below. For purposes of this Agreement, the term "Registrable Securities" means (i) the Shares and (ii) any GDSC Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares.

     Notwithstanding the provisions of this Section 7.02-1, GDSC shall not be required to effect such underwritten public offering during any period in which
(i) additional material governmental restrictions, not in force and effect on the date hereof, shall have been imposed upon trading in securities generally or minimum or maximum prices shall have been generally established on the New York Stock Exchange or on the American Stock Exchange or in the over the counter market by the NASD, or trading in securities generally shall have been suspended on either such Exchange or in the over the counter market by the NASD, or a general banking moratorium shall have been established by federal, New York or California authorities, or (ii) an outbreak of major hostilities or other national or international calamity or any substantial change in political, financial or economic conditions shall have occurred or shall have accelerated or escalated to such an extent, as, in the reasonable judgment of the underwriters, to affect materially and adversely the marketability of the shares.

          7.02-2 Underwriting.

               (a) The right of Shareholders to registration pursuant to Section 7.02-1 is conditioned upon Shareholders' participation in such underwriting and the inclusion of Shareholders' Registrable Securities in the underwriting to the extent provided herein. Shareholders shall (together with GDSC and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in the form agreed to between GDSC and the underwriter or underwriters selected for such underwriting by GDSC.

               (b) If the total amount of securities, including Registrable Securities, requested by GDSC shareholders with registration rights ("Requesting Shareholders") to be included in such underwriting exceeds the amount of securities to be sold by selling shareholders that the underwriters determine in their sole discretion is compatible with the success of the underwriting for GDSC, then GDSC shall be required to include in the registration only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the underwriting. The securities so included will be apportioned pro rata among the Requesting Shareholders according to the total amount of securities entitled to be included in the registration owned by each Requesting Shareholder or in such other proportion as shall mutually be agreed to by such Requesting Shareholders.

               (c) Notwithstanding the provisions of paragraphs 7.02-2(a) and
(b), the number of Registrable Securities which the Shareholders, jointly, will be entitled to have included in the underwriting to be completed by March 31, 1998 may not be reduced below that number of Registrable Securities having an aggregate value of $4,000,000, determined at the public offering price per share for the offering.

          7.02-3 S-3 Registration. No later than March 31, 1998, GDSC shall file a Registration Statement on Form S-3 to register all Registrable Securities not registered and sold pursuant to Section 7.02-1 for resale by the Shareholders in ordinary market transactions. GDSC shall use its best efforts to maintain an effective registration statement permitting the unrestricted sale of such remaining Registrable Shares until March 31, 2000.

          7.02-4 Expenses of Registration. All expenses incurred in connection with any registration pursuant to this Section 7 including, without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for GDSC and expenses of any special audits incidental to or required by such registration, shall be borne by GDSC except

GDSC shall not be required to pay underwriters' fees, discounts or commissions relating to the Registrable Securities. All expenses of any registered offering not otherwise borne by GDSC shall be borne pro rata among the Requesting Shareholders participating in the offering and GDSC.

          7.02-5 Registration Procedures. In the case of each registration effected by GDSC pursuant to this Agreement, GDSC will keep Shareholders advised in writing as to the initiation of each registration and as to the completion thereof. Except as otherwise provided in Section 7.02-4, at its expense GDSC shall:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective.

               (b) Furnish to Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (c) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Shareholders, provided that GDSC shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where GDSC is not already so qualified or consented.

               (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form satisfactory to the GDSC, with the managing underwriter of such offering. Each Shareholder participating in such underwriting shall also enter into and perform his obligations under such an agreement.

          7.02-6 Indemnification.

               (a) GDSC will indemnify Shareholders with respect to any registration effected pursuant to this Agreement. If the registration is in connection with an underwritten offering, GDSC will indemnify Shareholders on the terms set forth in the applicable underwriting agreement with respect to indemnification by GDSC of all selling shareholders participating in the underwriting. If the registration, qualification or compliance is not in connection with an underwritten offering, GDSC will indemnify Shareholders on the following terms:

     GDSC will indemnify Shareholders against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, or any violation or alleged violation by GDSC of the 1933 Act or any state securities law applicable to GDSC or any rule or regulation promulgated under the 1933 Act, the Securities Exchange Act of 1934, as amended

("Exchange Act") or any such state law and relating to action or inaction required of GDSC in connection with any such registration, and will reimburse Shareholders within a reasonable amount of time after incurred for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action; provided, however, that the indemnity agreement contained in this
Section 7.02-6(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if such settlement is effected without the consent of GDSC (which consent shall not be unreasonably withheld); and provided further, that GDSC will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to GDSC by an instrument duly executed by a Shareholder specifically for use therein.

               (b) Each Shareholder will, if Registrable Securities held by or issuable to such Shareholder are included in the securities as to which a registration is being effected, indemnify GDSC, each of its directors and officers, each person who controls GDSC within the meaning of the 1933 Act, and each other Requesting Shareholder, if any, each of its officers, directors and partners and each person controlling such Requesting Shareholder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse GDSC, such Requesting Shareholders, such directors, officers, partners or persons for any reasonable legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to GDSC by an instrument duly executed by Shareholder specifically for use therein; provided, however, that the indemnity agreement contained in this
Section 7.02-6(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Shareholder, (which consent shall not be unreasonably withheld); and provided further, that the total amount for which Shareholder shall be liable under this Section 7.02-6(b) shall not in any event exceed the aggregate proceeds received by Shareholder from the sale of Registrable Securities held by Shareholder in such registration.

               (c) Each party entitled to indemnification under this Section 7.02-6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense; and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in prejudice to the Indemnifying Party; and provided further, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

          7.02-7 Information by Shareholder. If Registrable Securities of a Shareholder are to be included in any registration, that Shareholder shall promptly furnish to GDSC the information regarding Shareholder and the distribution proposed by Shareholder that GDSC requests in writing and that is required in connection with any registration referred to herein.


                                  ARTICLE VIII

                                 Joint Covenants

     GDSC, DDS and Shareholders covenant and agree that they will act in accordance with the following:

     8.01 Governmental Consents. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. In addition, with respect to any amendments or material modifications that have not yet been filed and/or approved by the Department as required under the Knox-Keene Act as listed on Schedule 5.31, DDS will proceed to prepare and file any amendments or material modifications that have not been filed and to diligently and expeditiously prosecute all such filings and obtain all approvals of the Department listed on Schedule 5.31.

     8.02 Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the other parties set forth in Article 9 or 10 of this Agreement. No party will take any action inconsis tent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this
Section 8.02 shall limit the rights of the parties under Articles 9, 10 and 11.

                                   ARTICLE IX

                        Conditions to Obligations of GDSC

     The obligations of GDSC under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     9.01 Governmental Approvals. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement, including all approvals listed on Schedule 5.31 and all approvals reasonably determined by GDSC to be necessary or desirable, shall have been obtained and be satisfactory in form and content to GDSC.

     9.02 Consents. DDS shall have obtained the third-party consents required under the terms of the Contracts and Leases, and such consents shall not have required any change to the terms and conditions of the Contracts and Leases other than changes consented to in writing by GDSC.

     9.03 Representations, Warranties and Covenants.

          9.03-1 All representations and warranties of DDS and Shareholders made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          9.03-2 All of the terms, covenants and conditions to be complied with and performed by DDS and Shareholders at or prior to the Closing shall in all material respects have been complied with or performed thereby.

          9.03-3 GDSC shall have received a certificate of DDS and Shareholders, dated as of the Closing Date and executed by the President of DDS and Shareholders, to the effect that the representations and warranties of DDS and Shareholders contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that DDS and Shareholders have in all material respects each complied with or performed all terms, covenants and conditions to be complied with or performed by such party at or prior to the Closing.

     9.04 Adverse Proceedings. No third-party suit, action, or claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, DDS or Shareholders to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     9.05 No Adverse Change. There shall not have been any Material Adverse Change.

     9.06 New Leases. With respect to the Dental Practices at which the Real Property is owned by DPM or Shareholders as listed on Exhibit A, DDS and the Real Property owner shall have executed and delivered a new lease of the Real Property in a commercially reasonably form including the terms set forth on Exhibit A.

     9.07 Opinion of Counsel. GDSC shall have received an opinion of Klein & Martin, counsel to DDS and Shareholders, dated the Closing Date, in substantially the form attached hereto as Exhibit B.

     9.08 Closing of the Transactions. The transactions contemplated by the following agreements (the "Transactions") shall close simultaneously with the
Closing: Asset Purchase Agreement dated September 21, 1997 by and among GDSC, DPM, the Shareholders and Mark Thomas, D.D.S.; Asset Purchase Agreement dated September 21, 1997 by and among GDSC, DPM, the Shareholders and Clarence Au, D.D.S.; Asset Purchase Agreement dated September 21, 1997 by and among GDSC and Arthur G. Kaiser, D.D.S.

     9.09 Fairness Opinion. GDSC shall have received an opinion from an investment banking firm chosen by GDSC that the Transactions, together with the transactions contemplated by this Agreement, are fair to GDSC and its shareholders.

     9.10 Actions Satisfactory to GDSC's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GDSC.


                                    ARTICLE X

                Conditions to Obligations of DDS and Shareholders

     The obligations of DDS and Shareholders under Article 1 are, at their option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     10.01 Representations, Warranties and Covenants.

          10.01-1 All representations and warranties of GDSC made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          10.01-2 All of the terms, covenants and conditions to be complied with and performed by GDSC on or prior to the Closing shall in all material respects have been complied with or performed by GDSC.

          10.01-3 DDS and Shareholders shall have received a Certificate of GDSC, dated as of the Closing Date, executed by the President or other authorized officer of GDSC, to the effect that the representations and warranties of GDSC contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing

Date and that GDSC has in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by it at or prior to the Closing.

     10.02 Adverse Proceedings. No third-party suit, action, or claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, DDS or Shareholders to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

     10.03 Opinion of Counsel. DDS and Shareholders shall have received an opinion of Stoel Rives LLP, counsel to GDSC, dated the Closing Date, in substantially the form attached hereto as Exhibit C.

     10.04 Employment Agreements. GDSC or DDS shall have entered into an employment agreement with each Shareholder effective as of the Closing containing the terms summarized on Exhibit D.

     10.05 Actions Satisfactory to DDS's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for DDS.


                                   ARTICLE XI

                                   Termination

     11.01 Right of Parties to Terminate. This Agreement may be terminated:

          11.01-1 by GDSC, if any of the authorizations, consents, approvals, filings or registrations described in Section 9.01 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to GDSC and all reasonable final appeals shall have been exhausted;

          11.01-2 by GDSC, if DDS or Shareholders shall have breached any of their obligations hereunder in a way that has resulted in a Material Adverse Effect and the breach has continued without being cured for more than 30 days;

          11.01-3 by DDS, if GDSC shall have breached any of its obligations hereunder in a way that has resulted in a GDSC Material Adverse Effect and the breach has continued without being cured for more than 30 days; or

          11.01-4 by either DDS or GDSC, by written notice to the other party, if the Closing shall not have occurred on or prior to February 28, 1998; provided, however, that the right to terminate this Agreement under this Section 11.01-4 shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     11.02 Effect of Termination. If either GDSC or DDS decides to terminate this Agreement pursuant to Section 11.01, such party shall promptly give written notice to the other party to this Agreement of such decision.


                                   ARTICLE XII

                            Survival; Indemnification

     12.01 Survival. All representations, warranties, covenants and agreements made in this Agreement or in any exhibit, schedule, certificate or agreement delivered in accordance with this Agreement (collectively, the "Related Documents") shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement, except that such representations, warranties, covenants and agreements shall expire and be of no further effect on the last day of the eighteenth full month following the Closing Date, except as follows:

          12.01-1 any claim of which notice has been given pursuant to Section
12.04 prior to the last day of the eighteenth full month following the Closing Date shall not expire and shall continue until all damages arising from such claim have been paid in full;

          12.01-2 any claim arising from any breach or inaccuracy of any representation or warranty in Article IV, Section 5.07 or Section 5.31, or from any failure to perform any covenant in Section 6.07 or Section 7.02, or in the case of fraud, shall not expire and shall continue without limitation; and

          12.01-3 any claim arising from any breach or inaccuracy of any representation or warranty in Section 5.22 shall expire on the expiration of all applicable statutes of limitation.

     12.02 Indemnification by Shareholders.

          12.02-1 Notwithstanding any investigation by GDSC, from and after the Closing, Shareholders shall indemnify, hold harmless and, to the extent provided in Section 12.04-1, defend GDSC, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "GDSC's Indemnified Persons") from and against, and reimburse each of GDSC's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of GDSC's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of DDS or Shareholders made in this Agreement or any Related Document; or

               (b) any failure by DDS or Shareholders to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document.

          12.02-2 Any liability of Shareholders under this Section 12.02 or otherwise for the breach or inaccuracy of any representation, warranty, covenant or agreement made in this Agreement may, at the election of the applicable Shareholder, be satisfied by delivery of shares of GDSC Common Stock (valued at the fair market value of such shares at the time the liability of Shareholders is determined) to the GDSC Indemnified Person.

     12.03 Indemnification by GDSC.

          12.03-1 Notwithstanding any investigation by Shareholders, from and after the Closing, GDSC shall indemnify, hold harmless and, to the extent provided in Section 12.04-1, defend Shareholders from and against, and reimburse Shareholders with respect to, any and all Damages incurred by Shareholders by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of GDSC made in this Agreement or any Related Document; or

               (b) any failure by GDSC to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document.

     12.04 Indemnification Procedure.

          12.04-1 Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness after obtaining knowledge thereof, provide any indemnifying party against whom a claim for indemnification is to be made under this Article 12 with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this
Article 12 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article 12 and, if so, whether the indemnifying party elects, jointly with any other indemnifying party notified under Section 12.04-1(a), to undertake, conduct and control, through counsel of its or their choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably) and at its or their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               (c) If within 15 days after its receipt of the claim notice an indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall cooperate reasonably with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as an indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

               (d) If an indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if an indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.

               (e) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

          12.04-2 Non-Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness, deliver to any indemnifying party against whom a claim for indemnification is to be made under this Article 12 written notice of all claims for indemnification under this Article 12, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

               (c) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

     12.05 Limitation on Indemnification Obligations. The indemnification obligations set forth in Sections 12.02 and 12.03 shall not apply unless the total amount of Damages incurred either by GDSC's Indemnified Persons or by Shareholders (as the case may be) exceeds $500,000 in the aggregate, as a result of all matters giving rise to rights to indemnification under those Sections. In the event that the amount of Damages exceeds that threshold, GDSC's Indemnified Persons or Shareholders (as the case may be) shall be entitled to indemnification for the full amount of all Damages for which indemnification is to be provided under Section 12.02 or 12.03, except that the indemnification obligations set forth in Sections 12.02 or 12.03 shall not exceed $6,250,000 under either Section.

     12.06 Adjustment of Merger Consideration. Any amounts paid by Shareholders pursuant to Section 12.02 or by GDSC pursuant to Section 12.03 shall be treated as adjustments to the Merger Consideration.

     12.07 Rights Not Exclusive. An indemnified party's rights to indemnification under this Article 12 are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled at law or in equity.


                                  ARTICLE XIII

                         Confidentiality; Press Releases

     13.01 Confidentiality.

          13.01-1 No information concerning DDS or the Shareholders not previously disclosed to the public or in the public domain that has been furnished to or obtained by GDSC under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of GDSC or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, GDSC shall hold such information in confidence for a period of two years from the date of any termination of this Agreement or such longer period as is required by agreement or law, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to DDS.

          13.01-2 No information concerning GDSC or GD Merger not previously disclosed to the public or in the public domain that has been furnished to or obtained by DDS or Shareholders under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of Shareholders and DDS or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, DDS and Shareholders shall hold such information in confidence for a period of two years from the date of any termination of this Agreement or such longer period as is required by agreement or law, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to GDSC.

          13.01-3 Notwithstanding the foregoing, such obligations of GDSC and of DDS and Shareholders shall not apply to information

               (a) that is, or becomes, publicly available from a source other than GDSC or DDS or Shareholders, as the case may be;

               (b) that was known and can be shown to have been known by GDSC at the time of its receipt from Shareholders or DDS, or by Shareholders or DDS at the time of its receipt from GDSC, as the case may be;

               (c) that is received by GDSC from a third party without breach of this Agreement by GDSC, or is received by DDS or Shareholders from a third party without breach of this Agreement by DDS or Shareholders, as the case may be;

               (d) that is required by law to be disclosed; or

               (e) that is disclosed in accordance with the written consent of GDSC or of Shareholders or DDS, as the case may be.

     13.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by Shareholders or DDS without the prior written consent of GDSC; provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party or parties).


                                   ARTICLE XIV

                                Other Provisions

     14.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

     14.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     14.03 Fees and Expenses. GDSC shall be solely responsible for all costs and expenses incurred by it, and Shareholders shall be solely responsible for all costs and expenses incurred by DDS and Shareholders, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     14.04 Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     14.05 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     14.06 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of California (except for the choice of law provisions thereof).

     14.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

                  In the case of GDSC:

                             Stoel Rives LLP
                             900 SW Fifth Avenue, Suite 2300
                             Portland, OR  97204
                             Telecopy No.:  (503) 220-2480

                             Attention:  Edward L. Epstein

                  In the case of Shareholders:

                             Klein & Martin
                             2029 Century Park East, Suite 2550
                             Los Angeles, CA  90067
                             Telecopy No.:  (310) 201-0108

                             Attention:  Eric A. Klein

     14.08 Breach; Equitable Relief. The parties acknowledge that the assets and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     14.09 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "prevailing party" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

     14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


         GDSC:                       GENTLE DENTAL SERVICE CORPORATION


                                     By: L.T. VAN EERDEN
                                         --------------------------------------
                                     Title: CFO
                                            -----------------------------------


         GD Merger:                  GENTLE DENTAL MERGER CORPORATION.


                                     By: L.T. VAN EERDEN
                                         --------------------------------------
                                     Title: CFO
                                            -----------------------------------


         DDS:                        DEDICATED DENTAL SYSTEMS, INC.



                                     By: ARTHUR G. KAISER, DDS
                                         --------------------------------------
                                     Title: PRESIDENT
                                            -----------------------------------



         SHAREHOLDERS:
                                     ARTHUR G. KAISER
                                     ------------------------------------------
                                     Arthur G. Kaiser, DDS


                                     ROBERT J. NEWMAN
                                     ------------------------------------------
                                     Robert J. Newman